May 15, 1996



RE:    FIRST QUARTER 1996 CORRESPONDENCE
       DIVALL INCOME PROPERTIES 3, L.P. (THE "PARTNERSHIP")


Dear Limited Partner:

                        ===============================

                         FIRST QUARTER 1996 HIGHLIGHTS


           . During the First Quarter of 1996, we SETTLED our lawsuit with QUARLES & BRADY and ERNST & YOUNG, the
                Partnership's former attorneys and accountants.
             (Refer to "Restoration Highlights" for more details.)

                        ===============================

                 FIRST QUARTER 1996 "DISTRIBUTION" HIGHLIGHTS


 . 5.6% (approx.) annualized return on    . $175,000 "total" amount distributed
  $12,562,000 ("net" remaining initial     for the FIRST QUARTER 1996 which was
  investment).                             according to budget.

 . $10.23 per unit (approx.) for the      . $396.00 "total" per unit (approx.)
  FIRST QUARTER 1996 from both cash        distributed SINCE INCEPTION from both
  flow from operations and "net" cash      cash flow from operations and "net"
  activity from financing and              cash activity from financing and
  investing activities.                    investing activities.

            (NOTE: ORIGINAL UNITS WERE PURCHASED FOR $1,000/UNIT.)

DiVall Income Properties 3, L.P.
May 15, 1996
Page 2


                        ===============================

                 STATEMENTS OF INCOME AND CASH FLOW HIGHLIGHTS

 . 9.7% increase in RENTAL INCOME from    . Investigation and Restoration costs
  projections.                             in the amount of $651,000 (related to
                                           the trial and settlement with QUARLES
 . 83% increase in OPERATING EXPENSES       & BRADY and ERNST & YOUNG) were
  from projections primarily due to        recorded in March.  A portion of
  contingent legal fees paid upon          these costs had been budgeted to
  settlement with Quarles & Brady and      occur in April due to initial
  Ernst & Young.                           projections of the anticipated length
                                           of the March 1996 trial.  (See
 . The Partnership paid $179,000 to its     "Restoration Highlights" for
  affiliated partnerships for              additional information.)
  previously advanced restoration
  costs.

                       ===============================

                              PROPERTY HIGHLIGHTS

                                   VACANCIES
                                   ---------

                 .  There were no vacancies at March 31, 1996.

                               RENTS RECEIVABLE
                               ----------------

 . Terratron, Inc., tenant of the          . Midland Food Systems, Inc., tenant
  HARDEE'S RESTAURANTS IN WISCONSIN         of the HARDEE'S restaurant (Wahoo,
  was delinquent in the amount of           NE) is experiencing cash flow
  $7,300 for "catchup" real estate          problems related to sales and legal
  taxes and percentage rents scheduled      difficulties.  This tenant is
  to be paid during the quarter.  Poor      delinquent in the total amount of
  sales from a weak national "concept"      $22,000 for scheduled rent,
  remains the issue with respect to         equipment leases, and sales tax.
  this tenant's cash flow problems.         We have agreed to Midland's request
  We continue to work with Terratron        to commence payments (including
  to assure compliance with the terms       catch-up) on July 1, 1996 with
  of a modified rental agreement for        delinquencies cured by year-end.
  1996.

DiVall Income Properties 3, L.P.
May 15, 1996
Page 3


                        ===============================

                             RESTORATION HIGHLIGHTS


 . Recoveries received during the FIRST   . "Total" recoveries received TO DATE
  QUARTER 1996 totalled $1,796,000         for the Partnership amount to
  (approx.) for the Partnership.           approximately $2,136,000.

 . As previously communicated, the        . With respect to the DiVall "PRIVATE"
  Partnership and its affiliated           Partnerships, we would like to
  partnerships settled with QUARLES &      finalize all remaining settlements
  BRADY (Q&B) and ERNST & YOUNG (E&Y)      with the bankruptcy courts as quickly
  during the First Quarter of 1996.        as possible.

  The "NET" recoveries (less fees          Although we have no control of the
  and expenses paid upon                   timetable for these proceedings, we
  settlement) from this lawsuit            continue to monitor closely and
  are currently in a separate              negotiate settlements as they arise.
  bank account.

  We are pleased with the results          We currently have only a few
  of the settlement because it             remaining settlements pending.
  allowed us to recapture not
  only the cost of the litigation
  but also all expenses
  associated with the
  investigation and former
  general partner removal.


 . Earlier this year, DiVall Insured Income Fund, L.P. (DiVall 1) WON its appeal in the Eighth Circuit Federal Court of Appeals in St. Louis, Missouri against Boatmen's First National Bank of Kansas City ("BOATMEN'S"). The FDIC and Boatmen's did not pursue their option to obtain a ruling by the U.S. Supreme Court - which means the case will now go back to the lower courts for trial.

  For purposes of summarizing background information regarding this lawsuit, please note the following:

DiVall Income Properties 3, L.P.
May 15, 1996
Page 4


                        ===============================

                        RESTORATION HIGHLIGHTS (CONT'D)

 . During 1993, it was discovered that the former general partners borrowed
  $600,000 IN DIVALL 1'S NAME during or before 1991 from Metro North State Bank (now "BOATMEN'S"). Not only were the proceeds never received by DiVall 1 -- but, this loan was secured by mortgages on FIVE (5) of DiVall 1's properties.

 . At the time of discovery,        . On March 24, 1994, DiVall 1 formally
  all three partnerships             disputed the loan by filing a
  included the diversion             complaint against BOATMEN'S.  Since
  of the BOATMEN'S loan              that time, various summary judgments
  proceeds as part of the            and appeals have occurred resulting
  "total" misappropriation           in the final stage of discovery and
  -- meaning all expenses            TRIAL  -- which is expected to begin
  and recoveries of this             this FALL.
  litigation are shared by
  the Partnership and its
  affiliated partnerships.

 . Former general partner, Gary     . Former general partner, Paul E.
  J. DiVall pleaded "NO-             Magnuson has NOT formally responded
  CONTEST" to criminal charges       to criminal charges brought against
  brought against him by the         him by the Wisconsin Attorney
  Wisconsin Attorney General's       General's Office.
  Office.

      . At this time we are unaware of any "criminal" charges made by the Wisconsin Attorney General's Office against any other agent of the former general partners.

                        ===============================

                               RETURN OF CAPITAL

The following table has been updated to illustrate the breakdown of distributions since the Partnership's first quarterly distribution, for the period ended September 30, 1990 through March 31, 1996.

DiVall Income Properties 3, L.P.
May 15, 1996
Page 5


                        ===============================

                           RETURN OF CAPITAL (CONT'D)

================================================================================

                                                 DISTRIBUTION    CAPITAL
                                                 ------------    -------
                                                 ANALYSIS        BALANCE
                                                 --------        -------

Original Capital Balance                              -        $17,102,520
Cash Flow From Operations Since Inception        $   871,974       -
Total Distributions Since Inception               (5,412,983)      -
                                                 -----------

(Return) of Capital                              $(4,541,009)   (4,451,009)
                                                 ===========   -----------

"NET" REMAINING INITIAL INVESTMENT
  BY ORIGINAL PARTNERS                                -        $12,561,511
                                                               ===========

================================================================================

   (NOTE: For a more individualized discussion of return of capital contact
                             Investor Relations.)

                        ===============================

                              QUESTIONS & ANSWERS


1. WHEN WILL THE "NET" PROCEEDS FROM THE Q&B AND E&Y SETTLEMENT BE DISTRIBUTED TO LIMITED PARTNERS?

     . We anticipate releasing the "net" settlement proceeds in accordance with our historical allocation percentages and including the payout with the Partnership's Second Quarter Distribution scheduled to be mailed on August 15, 1996.

2. HAS THERE BEEN ANY DECISION MADE REGARDING THE PARTNERSHIP'S LIQUIDATION ALTERNATIVES OR THE POSSIBILITY OF REPOSITIONING ITS ASSETS?

     . We recently met with the Advisory Board to continue our discussions regarding future alternatives for the Partnership - no decisions have been made at this time.

       There are various operating issues management would like resolve for the Partnership prior to any plans for dissolution or repositioning assets.

DiVall Income Properties 3, L.P.
May 15, 1996
Page 6


                        ===============================

                         QUESTIONS & ANSWERS (CONT'D)


3. WHAT IS TPG'S POLICY FOR RECEIVING NOTIFICATION OF ADDRESS CHANGES FROM LIMITED PARTNERS?

     . It is our policy that all Limited Partner address changes* be submitted in writing to our Investor Relations Department.

       (*NOTE: Any change in a Limited Partner's distribution or correspondence address should be sent to Investor Relations NO LATER THAN THREE (3) WEEKS before each scheduled distribution mailing date to insure that the change will be processed prior to check printing and label processing.)

As always, if you have any questions or need additional information, please contact Investor Relations at 1-800-547-7686 or 1-608-829-2992. All written inquiries may be mailed or faxed to:

                             THE PROVO GROUP, INC.
                             Post Office Box 2137
                         Madison, Wisconsin 53701-2137

                              (FAX 608-829-2996)


Sincerely,
THE PROVO GROUP, INC.


By: /s/ Brenda Bloesch                  By: /s/ Kristin Atkinson
    ------------------------------          ---------------------------------
    Brenda Bloesch                          Kristin Atkinson
    Director of Investor Relations          V.P. - Finance and Administration


Enclosures

- - -------------------------------------------------------------------------------------------------------------

                                        DIVALL INCOME PROPERTIES 3 L.P.
                                  STATEMENTS OF INCOME AND CASH FLOW CHANGES
                                FOR THE THREE MONTH PERIOD ENDED MARCH 31, 1996

- - -------------------------------------------------------------------------------------------------------------
                                                                    PROJECTED       ACTUAL          VARIANCE
                                                                    -----------------------------------------
                                                                       1ST             1ST
                                                                     QUARTER         QUARTER          BETTER
                                                                     3/31/96         3/31/96          (WORSE)
                                                                    ---------       ---------       ---------
OPERATING REVENUES
  Rental income                                                     $155,537        $170,578         $15,041
  Direct financing interest                                           27,050          27,052               2
  Interest income                                                     10,005           8,053          (1,952)
  Recovery of amounts previously written off                               0         729,091         729,091
  Other income                                                             0             277             277
                                                                    ---------       ---------       ---------
TOTAL OPERATING REVENUES                                            $192,592        $935,051        $742,459
                                                                    ---------       ---------       ---------

OPERATING EXPENSES
  Insurance                                                           $1,252          $1,268            ($16)
  Management fees                                                     15,180          15,170              10
  Restoration fees                                                         0          52,335         (52,335)
  Overhead allowance                                                   1,267           1,264               3
  Advisory Board                                                       5,250           4,942             308
  Administrative                                                       8,019           7,665             354
  Professional services                                                  170             263             (93)
  Auditing                                                            20,000          12,383           7,617
  Legal                                                                  900             541             359
  Defaulted tenants                                                      300               0             300
                                                                    ---------       ---------       ---------
TOTAL OPERATING EXPENSES                                             $52,338         $95,831        ($43,493)
                                                                    ---------       ---------       ---------
INVESTIGATION AND RESTORATION EXPENSES                               $72,697        $650,670       ($577,973)
                                                                    ---------       ---------       ---------

NON-OPERATING EXPENSES
  Depreciation                                                       $29,331         $29,330              $1
                                                                    ---------       ---------       ---------
TOTAL NON-OPERATING EXPENSES                                         $29,331         $29,330              $1
                                                                    ---------       ---------       ---------
TOTAL EXPENSES                                                      $154,366        $775,831       ($621,465)
                                                                    ---------       ---------       ---------
NET INCOME                                                           $38,226        $159,220        $120,994

OPERATING CASH RECONCILIATION:                                                                      VARIANCE
                                                                                                    ---------
  Depreciation and amortization                                       29,331          29,330              (1)
  Recovery of amounts previously written off                               0        (729,091)       (729,091)
  (Increase) Decrease in current assets                               38,839         (18,377)        (57,216)
  Increase (Decrease) in current liabilities                         (97,475)       (124,367)        (26,892)
  Advance from/(to) future cash flows for current distributions       (5,000)              0           5,000
  Increase in cash reserved for payables                              94,000               0         (94,000)
                                                                    ---------       ---------       ---------
Net Cash Provided From Operating Activities                          $97,921       ($683,285)      ($781,206)
                                                                    ---------       ---------       ---------

CASH FLOWS FROM (USED IN) INVESTING
  AND FINANCING ACTIVITIES
  Payments to affiliated partnerships                                      0        (179,421)       (179,421)
  Recoveries from former G.P. affiliates                                   0       1,796,230       1,796,230
  Principal received on equipment leases                              92,109          83,254          (8,855)
  Cash invested in restoration escrow account                              0        (826,160)       (826,160)
  Investment in PMA Indemnity                                        (20,000)        (20,000)              0
  Principal payments received on notes receivable                      5,960           5,959              (1)
                                                                    ---------       ---------       ---------
Net Cash Provided from Investing And Financing
  Activities                                                         $78,069        $859,862        $781,793
                                                                    ---------       ---------       ---------

Total Cash Flow For Quarter                                         $175,990        $176,577            $587

Cash Balance Beginning of Period                                     312,290         355,090          42,800
Less 4th quarter distributions paid 2/96                             (50,000)        (50,000)              0
Change in cash reserved for payables or distributions                (89,000)              0          89,000
                                                                    ---------       ---------       ---------
Cash Balance End of Period                                          $349,280        $481,667        $132,387


Cash reserved for 1st quarter L.P. distributions                    (175,000)       (175,000)              0
Cash reserved for future distributions                                (5,000)              0           5,000
Cash reserved for payment of payables                                (36,000)       (155,000)       (119,000)
                                                                    ---------       ---------       ---------
Unrestricted Cash Balance End of Period                             $133,280        $151,667         $18,387
                                                                    =========       =========       =========

- - -------------------------------------------------------------------------------------------------------------
                                                                    PROJECTED       ACTUAL          VARIANCE
                                                                    -----------------------------------------
* Quarterly Distribution                                            $175,000        $175,000              $0
  Mailing Date                                                       5/16/96       (enclosed)       -
- - -------------------------------------------------------------------------------------------------------------

* Refer to distribution letter for detail of quarterly distribution.

PROJECTIONS FOR                           DIVALL INCOME PROPERTIES 3 LIMITED PARTNERSHIP
DISCUSSION PURPOSES                                    1996 PROPERTY SUMMARY
                                                  AND RELATED ESTIMATED RECEIPTS

PORTFOLIO  (Note 1)
                                ---------------------------------    -----------------------------------------------
                                          REAL ESTATE                                  EQUIPMENT
                                ---------------------------------    -----------------------------------------------
                                             ANNUAL                       LEASE                   ANNUAL
- - -------------------------------               BASE         %          EXPIRATION                  LEASE        %
CONCEPT        LOCATION            COST       RENT       YIELD             DATE         COST     RECEIPTS    RETURN
- - ------------------------------- ---------------------------------    -----------------------------------------------
APPLEBEE'S     PITTSBURGH, PA      891,333    116,040      13.02%                      290,469                 0.00%
       "               "                                                                58,094                 0.00%

DENNY'S        CO SPRINGS, CO      580,183     77,460      13.35%     05/31/97         210,976     53,520     25.37%
DENNY'S        ENGLEWOOD, CO       213,211     35,880      16.83%     06/30/96         210,976     48,000     22.75%

DENNY'S        SANFORD, FL       1,136,433    140,340      12.35%     04/30/96         263,720     49,000     18.58%
       "               "                                              07/31/96          79,116     20,000     25.28%

HARDEE'S (3)   ST. FRANCIS, WI   1,194,381    117,000       9.80%     12/31/99 (2)     369,688     74,008     20.02%
       "               "                                              12/31/99 (2)      84,500     17,852     21.13%

HARDEE'S (3)   OAK CREEK, WI     1,341,906    117,000       8.72%     12/31/99 (2)     482,078    109,622     22.74%
       "               "                                              12/31/99 (2)     105,488     23,987     22.74%

HARDEE'S       WAHOO, NE           511,616     68,280      13.35%     06/30/97         290,468     59,140     20.36%
- - ------------------------------- ---------------------------------    -----------------------------------------------
- - ------------------------------- ---------------------------------                   --------------------------------
PORTFOLIO TOTALS (7 Properties)  5,869,063    672,000      11.45%                    2,445,573    455,129     18.61%
- - ------------------------------- ---------------------------------                   --------------------------------

                                                       ---------------------------------------------
                                                       ORIGINAL CAPITAL                $17,102,520
                                                       NET DISTRIBUTION OF
                                                       CAPITAL SINCE
                                                       INCEPTION                        $4,541,009
                                                                                       -------------
                                                       CURRENT EQUITY                  $12,561,511
                                                                                       -------------
                                                       ---------------------------------------------

                                       -------------------------------------      ------------------
                                                       TOTALS                          TOTAL %
                                       -------------------------------------        ON $12,561,511
- - -------------------------------                        ANNUAL           %               EQUITY
CONCEPT        LOCATION                   COST         RECEIPTS      RETURN             RAISE
- - -------------------------------        -------------------------------------      ------------------
APPLEBEE'S     PITTSBURGH, PA           1,239,896        116,040      9.36%
       "               "

DENNY'S        CO SPRINGS, CO             791,159        130,980     16.56%
DENNY'S        ENGLEWOOD, CO              424,187         83,880     19.77%

DENNY'S        SANFORD, FL              1,479,269        209,340     14.15%
       "               "

HARDEE'S (3)   ST. FRANCIS, WI          1,648,569        208,860     12.67%
       "               "

HARDEE'S (3)   OAK CREEK, WI            1,929,472        250,609     12.99%
       "               "

HARDEE'S       WAHOO, NE                  802,084        127,420     15.89%
- - -------------------------------        -------------------------------------      ------------------
- - -------------------------------        -------------------------------------      ------------------
PORTFOLIO TOTALS (7 Properties)         8,314,636      1,127,129     13.56%                  8.97%
- - -------------------------------        -------------------------------------      ------------------

Note 1: This property summary includes only current property and equipment held by the Partnership. Equipment lease receipts shown include a return of capital.
     2: The lease was modified effective January 1, 1996 amortizing the remaining balance over four years at a rate of 10% per annum.
     3: A one-year lease modification was entered into with this tenant, reducing 1996 base rent by approximately $70,000.